Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Web.com Group, Inc. 2009 Inducement Award Plan of our reports dated March 4, 2009, with respect to the consolidated financial statements of Web.com Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Web.com Group, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Jacksonville, FL

April 24, 2009